Exhibit 99.1

                [LETTERHEAD OF FRANKLIN STREET PROPERTIES CORP.]


To      :   Franklin Street Properties Corp. Shareholders

From    :   George J. Carter, CEO/Chairman

Date    :   June 6, 2003

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I am pleased to inform all shareholders in Franklin Street Properties Corp.
("FSP") that the proposed merger between FSP and thirteen single-asset real estate investment trusts has been completed, effective June 1, 2003. The vote in favor of the merger from all parties was overwhelming (over 99% of the total vote received was in favor of the merger). The completion of this merger effectively doubles the size of FSP. Management strongly believes that FSP now, more than ever, offers its shareholders the potential of expanded opportunities and increased future share value. On behalf of the Board of Directors and the FSP employees, I welcome the new shareholders to the FSP family.

I am also informing all FSP shareholders via this communication that, at a special Board of Directors meeting held on Friday, May 30, 2003, the Board, by unanimous vote, authorized the management of FSP to research the feasibility of listing FSP's common stock on a major U.S. exchange, such as the New York Stock Exchange (NYSE), the American Stock Exchange (AMEX) or the NASDAQ electronic trading market. Such feasibility research will incorporate a potential "target" time frame for listing, aimed at the second half of 2004.

When, and, or if FSP's stock is listed on an exchange will depend on a number of things, many of which are beyond the control of FSP. Considerations include, but are not limited to:

o the performance of the stock market in general and real estate/REIT stocks in particular

o the health of the broader commercial real estate markets, including occupancy and rent trends

o     the performance of FSP and its projected future earnings trends


FSP has elected to file this written communication to all shareholders with the Securities and Exchange Commission on Form 8-K pursuant to Regulation FD.